Exhibit 10.8

FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) executed as of January 24, 2013 to be effective as of December 27, 2012 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and CROSSROADS SYSTEMS (TEXAS), INC., a Texas corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

Recitals

A.           Bank and Borrower have entered into that certain Third Amended and Restated Loan and Security Agreement dated as of December 31, 2007, as amended (collectively, and as may amended from time to time, the “Existing Loan Agreement”) under which Bank agreed to make available to Borrower a revolving credit facility in the maximum principal amount of $4,000,000 (the “Existing Revolving Line”) and a term loan in the maximum principal amount of $3,000,000 (the “Term Loan”).

B.           Borrower has requested that Bank amend and restate the Existing Loan Agreement.

C.           Bank has agreed to so amend and restate the Existing Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

1.          ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP; provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13 of this Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.          LOAN AND TERMS OF PAYMENT

2.1.         Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon, together with any fees and Finance Charges, as and when due in accordance with this Agreement.

2.1.1.     Financing of Accounts.

(a)          Availability During Streamline Period.

(i)          Availability. During any Streamline Period, and subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount (each a “Streamline Advance”). Amounts borrowed hereunder may be repaid and, prior to the Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

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(ii)         Borrowing Procedure. Borrower will deliver an Advance Request and Invoice Transmittal for each Streamline Advance it requests, accompanied by an accounts receivable aging report. Bank may rely on information set forth in or provided with the Advance Request and Invoice Transmittal.

(iii)        Overadvances. If, at any time, the outstanding principal amount of any Streamline Advances, exceeds the lesser of either the Streamline Facility Amount or the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.

(iv)        Initial Streamline Period; Conversion to Streamline Financing. To qualify for the initial Streamline Period, Borrower shall have provided evidence satisfactory to Bank that Borrower has satisfied the requirements for a Streamline Period (A) at all times during the immediately preceding sixty (60) day period, or (B) as of the last day of the month in which Borrower received new equity investment or new Subordinated Debt sufficient to satisfy the minimum Net Cash required for a Streamline Period. For the sake of clarity, the immediately preceding sixty (60) day period may include up to sixty (60) days prior to the Effective Date. During any Non-Streamline Period, Borrower may elect to convert to a Streamline Period if Borrower has satisfied the requirements for a Streamline Period at all times during the immediately preceding sixty (60) day period.

(v)         Election to Request Non-Streamline Advances. During any Streamline Period and so long as no Streamline Advances remain outstanding, Borrower may elect to request that Bank make Non-Streamline Advances, which such Non-Streamline Advances shall be made pursuant to, and shall be subject to, the terms and conditions set forth in Section 2.1.1(a). For the sake of clarity, Borrower may not have Streamline Advances and Non-Streamline Advances outstanding at the same time.

(b)          Availability During Non-Streamline Period.

(i)          Availability. During any Non-Streamline Period, and subject to the terms of this Agreement, Borrower may request that Bank finance specific Eligible Accounts. Bank may, in its sole discretion, finance such Eligible Accounts by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Account (each a “Non-Streamline Advance”). When Bank makes a Non-Streamline Advance, the Eligible Account becomes a Financed Receivable.

(ii)         Maximum Advances. The aggregate face amount of all Financed Receivables outstanding at any time may not exceed the Non-Streamline Facility Amount.

(iii)        Borrowing Procedure. Borrower will deliver an Advance Request and Invoice Transmittal for each Non-Streamline Advance it requests under this Section 2.1.1(b), accompanied by invoices for each Eligible Account for which such Non-Streamline Advance is requested. Bank may rely on information set forth in or provided with the Advance Request and Invoice Transmittal.

(iv)        Credit Quality; Confirmations. During any Non-Streamline Period, Bank may, at its option, conduct a credit check of the Account Debtor for each Account requested by Borrower for financing hereunder in order to approve any such Account Debtor’s credit before agreeing to finance such Account. Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower’s representations in Section 5.3) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion.

(c)          Accounts Notification/Collection. Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify and/or collect the amount of the Account.

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(d)          Early Termination. This Agreement may be terminated, without premium or penalty, prior to the Maturity Date as follows: (i) by Borrower, effective three (3) Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, without notice, effective immediately.

(e)          Maturity. This Agreement shall terminate and all Obligations with respect to Advances outstanding hereunder shall be immediately due and payable in full on the Maturity Date.

(f)          Suspension of Advances. Borrower’s ability to request that Bank finance Eligible Accounts hereunder will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the Effective Date.

(g)          End of Streamline Period. On any day that any Streamline Period ends, all outstanding Streamline Advances, shall be immediately due and payable, together with all Finance Charges accrued thereon. Provided no Event of Default then exists hereunder and subject to the terms of this Agreement, Bank may, in its sole discretion in each instance, agree to refinance the outstanding principal amount of such Streamline Advances with new Non-Streamline Advances made based on specific Eligible Accounts (in accordance with this Agreement, including, without limitation, Section 2.1.1(b) hereof). In connection with same, Borrower shall deliver to Bank an Advance Request and Invoice Transmittal containing detailed invoice reporting, signed by a Responsible Officer together with a current accounts receivable aging and a copy of each invoice, all in accordance with Section 6.2(h), hereof and Bank, in its sole discretion in each instance, may finance same (in accordance with this Agreement, including, without limitation, Section 2.1.1(b) hereof) and each Eligible Account financed shall thereafter be deemed to be a Financed Receivable for purposes of this Agreement. If, following such determination, the outstanding principal amount of the Obligations exceeds the amount of all Non-Streamline Advances Bank has agreed to make based on specific Eligible Accounts, Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess.

2.1.2.     Term Loan.

(a)          Availability. Bank has made the Term Loan to Borrower pursuant to the terms of the Existing Loan Agreement. No further advances are available to Borrower under the Term Loan. The outstanding principal amount of the Term Loan shall continue to accrue interest at a floating per annum rate equal to the sum of two and one quarter of one percent (2.25%).

(b)          Repayment. Borrower shall continue to repay the Term Loan in monthly payments of principal and interest in an amount equal to $61,051.48. All outstanding principal for the Term Loan, plus all accrued and unpaid interest thereon, shall be due and payable on the Term Loan Maturity Date.

2.2.        Collections, Finance Charges, Remittances and Fees. The Obligations shall be subject to the following fees and Finance Charges. Unpaid fees and Finance Charges may, in Bank’s discretion, accrue interest at the then highest rate applicable to the Obligations.

2.2.1.     Collections.

(a)          During Streamline Period. During any Streamline Period, Collections will be credited to the Designated Deposit Account, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses.

(b)          During Non-Streamline Period. During any Non-Streamline Period, Collections will be credited to the Financed Receivable Balance for such Financed Receivable, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses. If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and, if there is no Event of Default then existing, the excess will be remitted to Borrower, subject to Section 2.2.7 of this Agreement.

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2.2.2.     Facility Fee. A fully earned, non-refundable facility fee of Fifteen Thousand Dollars ($15,000) is due upon the Effective Date (the “Facility Fee”).

2.2.3.     Payment of Interest During Streamline Periods.

(a)          Interest Rate. Subject to Section 9.6, the principal amount of any Advance outstanding under this Agreement during all Streamline Periods shall accrue interest at a floating per annum rate equal to Applicable Rate, which interest shall be payable monthly in accordance with Section 2.2.3(e) below.

(b)          Adjustment to Interest Rate. Changes to the interest rate of any Advance based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(c)          Computation; 360-Day Year. In computing interest, the date of the making of any Advance shall be included and the date of payment shall be excluded; provided, however, that if any Advance is repaid on the same day on which it is made, such day shall be included in computing interest on such Advance. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(d)          Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including any Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off, and Bank shall use its best efforts to notify Borrower of such debits.

(e)          Interest Payment Date. Unless otherwise provided, interest is payable monthly on the first calendar day of each month.

2.2.4.     Finance Charges During Non-Streamline Period. All Collections received by Bank shall be deemed applied by Bank on account of the Obligations two (2) Business Days after receipt of the Collections. Borrower will pay a finance charge (the “Finance Charge”) on each Financed Receivable which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance. The Finance Charge is payable when the Advance made based on such Financed Receivable is repaid in accordance with Section 2.3 hereof. Immediately upon the occurrence of an Event of Default, the Applicable Rate will increase to the Default Rate. Bank will not compute the interest in a manner that would cause Bank to contract for, charge or receive interest that would exceed the Maximum Lawful Rate or the Maximum Lawful Amount. In the event that the aggregate amount of Finance Charges earned by Bank in any Reconciliation Period is less than the Minimum Finance Charge, Borrower shall pay to Bank an additional Finance Charge equal to (i) the Minimum Finance Charge, minus (ii) the aggregate amount of all Finance Charges earned by Bank in such Reconciliation Period. Such additional Finance Charge shall be payable on the first day of next Reconciliation Period.

2.2.5.     Accounting. After each Reconciliation Period, Bank will provide Borrower with an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, Collateral Handling Fee, and the Facility Fee. If Borrower does not object to the accounting in writing within thirty (30) days it shall be considered accurate. All Finance Charges and other interest and fees are calculated on the basis of a 360 day year and actual days elapsed.

2.2.6.     Deductions. Bank may deduct fees, Bank Expenses, Finance Charges, Advances which become due pursuant to Section 2.3 of this Agreement, and other amounts due pursuant to this Agreement from any Advances made or Collections received by Bank.

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2.2.7.     Lockbox; Account Collection Services. Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”). It will be considered an immediate Event of Default if the Lockbox is not established and operational and at all times on the Effective Date and at all times thereafter until such Lockbox is established and operational. Upon receipt by Borrower of any proceeds of Accounts, Borrower shall immediately transfer and deliver same to Bank, along with a detailed cash receipts journal. Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within two (2) days of receipt of any proceeds of the Accounts by Bank (whether received by Bank in the Lockbox, directly from Borrower, or otherwise) Bank will turn over to Borrower such proceeds other than (i) Collections applied by Bank pursuant to Section 2.2.1 of this Agreement, and (ii) such proceeds which shall be used by Bank to repay any other amounts due to Bank, such as the Finance Charge, the Facility Fee, and Bank Expenses; provided, however, Bank may hold any proceeds of the Accounts (whether received by Bank in the Lockbox, directly from Borrower, or otherwise and whether or not in respect of Financed Receivables as a reserve until the end of the applicable Reconciliation Period if Bank, in its discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account at any time prior to the end of the subject Reconciliation Period. This Section does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein. All Accounts and the proceeds thereof are Collateral and if an Event of Default occurs, Bank may apply the proceeds of such Accounts to the Obligations.

2.2.8.     Bank Expenses. Borrower shall pay all Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.2.9.     Spreading of Interest. Due to irregular periodic balances of principal, the variable nature of the interest rate, or prepayment, the total interest that will accrue under this Agreement cannot be determined in advance. Bank does not intend to contract for, charge or receive more than the Maximum Lawful Rate or Maximum Lawful Amount permitted by applicable state or federal law, and to prevent such an occurrence Bank and Borrower agree that all amounts of interest, whenever contracted for, charged or received by Bank, with respect to the Obligations, will be spread, prorated or allocated over the full period of time the Obligations are unpaid, including the period of any renewal or extension thereof. If the maturity of the Obligations is accelerated for any reason whether as a result of an Event of Default or otherwise prior to the full stated term, the total amount of interest contracted for, charged or received to the time of such demand shall be spread, prorated or allocated along with any interest thereafter accruing over the full period of time that the Obligations thereafter remain unpaid for the purpose of determining if such interest exceeds the Maximum Lawful Amount.

2.2.10.   Excess Interest. At maturity (whether by acceleration or otherwise) or on earlier final payment of the Obligations, Bank will compute the total amount of interest that has been contracted for, charged or received by Bank or payable by Borrower hereunder and compare such amount to the Maximum Lawful Amount that could have been contracted for, charged or received by Bank. If such computation reflects that the total amount of interest that has been contracted for, charged or received by Bank or payable by Borrower exceeds the Maximum Lawful Amount, then Bank shall apply such excess to the reduction of the principal balance, such excess shall be refunded to Borrower. This provision concerning the crediting or refund of excess interest shall control and take precedence over all other agreements between Borrower and Bank so that under no circumstances shall the total interest contracted for, charged or received by Bank exceed the Maximum Lawful Amount.

2.3.         Repayment of Obligations; Adjustments.

2.3.1.      Repayment.

(a)          Repayment During Streamline Period. During any Streamline Period, Borrower shall make monthly interest payments on the principal amount of all outstanding Advances. The principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to any Advances shall be immediately due and payable on the earlier of (a) the Maturity Date, (b) subject to Section 2.1.1(a)(iii), or (c) subject to Section 2.1.1(g), the date on which any Streamline Period ends.

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(b)          Repayment During Non-Streamline Period. During any Non-Streamline Period, Borrower will repay each Advance on the earliest of: (a) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (b) the date on which the Financed Receivable is no longer an Eligible Account, (c) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable otherwise remains an Eligible Account), (d) the date on which there is a breach of any representation or warranty in Section 5.3 of this Agreement or of any covenant in the Loan Documents, or (e) the Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges, and Collateral Handling Fees with respect to such Advance and all other amounts then due and payable hereunder.

2.3.2.     Repayment on Event of Default. When there is an Event of Default, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.5 of this Agreement, immediately without notice or demand from Bank) repay all of the Obligations. The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, Collateral Handling Fee, attorneys and professional fees, court costs and expenses, and any other Obligations.

2.3.3.     Debit of Accounts. Bank may debit any of Borrower’s deposit accounts for payments or any amounts Borrower owes Bank hereunder. Bank shall promptly notify Borrower when it debits Borrower’s accounts. These debits shall not constitute a set-off.

2.3.4.     Adjustments. If at any time during the term of this Agreement any Account Debtor asserts an Adjustment or if Borrower issues a credit memorandum or if any of the representations, warranties or covenants set forth in Section 5.3 are not longer true in all material respects, Borrower will promptly advise Bank.

2.4.         Power of Attorney. Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank and its successor and assigns, to: (i) following the occurrence of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; (iii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iv) regardless of whether there has been an Event of Default, notify all Account Debtors to pay Bank directly; (v) receive, open, and dispose of mail addressed to Borrower; (vi) endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to any of the Loan Documents, and (vii) execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral and do all acts and things necessary or prudent, as determined solely and exclusively by Bank, to protect or preserve, Bank’s rights and remedies under the Loan Documents, as directed by Bank.

3.          CONDITIONS OF LOANS

3.1.         Conditions Precedent to Initial Advance. Bank’s obligation to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)          the Loan Documents;

(b)          the SVB Control Agreement and any other Control Agreements required by Bank;

(c)          a Certificate of Existence certified by the Secretary of State of the State of Texas and a Certificate of Good Standing certified by the Comptroller of State of the State of Texas, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)          the completed and executed Borrowing Resolutions for Borrower;

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(e)          certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Advance, will be terminated or released;

(f)          the Perfection Certificate(s) of Borrower, together with the duly executed original signatures thereto;

(g)          a landlord’s consent in favor of Bank for 11000 North MoPac, Austin, Texas 78759 by the respective landlord thereof;

(h)          the insurance policies and/or endorsements required pursuant to Section 6.4 of this Agreement;

(i)          the completion of an initial audit with results satisfactory to Bank in its sole and absolute discretion; and

(j)          payment of the fees and Bank Expenses then due as specified herein.

3.2.         Conditions Precedent to all Advances. Bank’s agreement to make each Advance, including the initial Advance, is subject to the following:

(a)          receipt of the Advance Request and Invoice Transmittal;

(b)          Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1.1(b)(iv) for any Advance during a Non-Streamline Period; and

(c)          each of the representations and warranties in this Agreement shall be true, accurate, and complete on the date of the Advance Request and Invoice Transmittal and on the effective date of each Advance and no Event of Default shall have occurred and be continuing, or result from the Advance. Each Advance is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete.

4.          CREATION OF SECURITY INTEREST

4.1.         Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein shall be and shall at all times continue to be a first priority perfected security interest in the Collateral subject only to Permitted Liens. If Borrower shall at any time acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

If the Agreement is terminated, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If Borrower shall at any time, acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

4.2.         Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder. Any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

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5.          REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1.         Due Organization and Authorization. Borrower is duly existing and in good standing as Registered Organizations in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any other jurisdiction in which the conduct of its business or ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled Perfection Certificate (the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, corporate structure, organizational type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). .

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect, or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2.         Collateral. Borrower has good title to, has rights in, and the power to transfer, each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors. All Inventory is in all material respects of good and marketable quality, free from material defects.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in Schedule 5.2. None of the components of the Collateral are currently being maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2 of this Agreement.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

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5.3.          Financed Receivables. Borrower represents and warrants for each Financed Receivable:

(a)          Each Financed Receivable is an Eligible Account;

(b)          Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

(c)          The correct amount is on the Advance Request and Invoice Transmittal and is not disputed;

(d)          Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Advance Request and Invoice Transmittal date;

(e)          Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

(f)          There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

(g)          Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

(h)          Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

(i)          Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

(j)          No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

5.4.          Litigation. There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Hundred Fifty Thousand Dollars ($150,000).

5.5.          No Material Deviation in Financial Statements and Deterioration in Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6.          Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7.          Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

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5.8.         Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9.         Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings and (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10.      Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to fund its working capital and general business requirements and not for personal, family, household, or agricultural purposes.

5.11.      Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that any projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.          AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1.        Government Compliance. Borrower shall maintain its and all Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2.        Financial Statements, Reports, Certificates.

(a)          Deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion; (iii) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt; (iv) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet; (iv) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Fifty Thousand Dollars ($150,000) or more; (v) prompt notice of an event that materially and adversely affects the value of the intellectual property; (vi) a prompt report of any complaints filed with the Texas Workforce Commission (“TWC”) against Borrower in the aggregate of $25,000 or more; and (vii) budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

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(b)          Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

(c)          Allow Bank to inspect the Collateral and audit and copy Borrower’s Books, including, but not limited to, Borrower’s Accounts, upon reasonable notice to Borrower. Such inspections or audits shall be conducted no more often than twice per year unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense[, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling. After the occurrence of an Event of Default, Bank may audit Borrower’s Collateral at Borrower’s expense, including, but not limited to, Borrower’s Accounts as frequently as Bank deems necessary at Borrower’s expense and at Bank’s sole and exclusive discretion, without notification to and authorization from Borrower.

(d)          Upon Bank’s request, provide a written report on any Financed Receivable, where payment of such Financed Receivable does not occur by its due date and include the reasons for the delay.

(e)          Provide Bank with, as soon as available, but no later than thirty (30) following each Reconciliation Period, an aged listing of accounts receivable and accounts payable by invoice date, in form acceptable to Bank.

(f)          Within thirty (30) days after the last day of each Reconciliation Period, (i) aged listings of accounts receivable and accounts payable (by invoice date) and (ii) an Inventory Valuation Report.

(g)          During any Streamline Period, provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, a Borrowing Base Certificate in form acceptable to Bank.

(h)          Immediately upon the termination of any Streamline Period, provide Bank with a current aging of Accounts and, to the extent not previously delivered to Bank, a copy of the invoice for each Eligible Account and an Advance Request and Invoice Transmittal with respect to each such Account.

(i)          Within the earlier of (i) fifteen (15) days of approval by Borrower’s Board of Directors, or (ii) March 31 of each year, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections.

6.3.        Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than One Hundred Fifty Thousand Dollars ($150,000).

6.4.        Taxes. Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state and local taxes and assessments, except for deferred payment of any taxes or assessments contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

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6.5.          Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6.          Accounts.

(a)          Maintain all of its and all of its Subsidiaries’ operating and other deposit accounts with Bank and Bank’s Affiliates.

(b)          Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.7.          Financial Covenant. Borrower shall:

(a)          Quick Ratio. Maintain at all times from January 31, 2013 and thereafter, to be tested as of the last day of each month, a ratio of unrestricted cash and Cash Equivalents with Bank, plus unrestricted short and long-term investments, plus Accounts divided by Current Liabilities, plus the long term portion of the Term Loan, minus any Deferred Revenue which may be classified as a Current Liability of at least 1.40 to 1.00.

(b)          Liquidity Coverage. Maintain at all times from the date hereof until the occurrence of the Equity Event, as tested as of the last day of the month, a ratio of Liquidity to the outstanding balance of the Term Loan of not less than 1.40:1.00.

(c)          Performance to Plan. Maintain as of the last day of each month, as tested for the three (3) month period then ending, revenue and Net Income for such three (3) month period shall not vary by more than twenty percent (20%) from Borrower’s projected performance for such three (3) month period as outlined in Borrower’s most recently submitted and approved business plan; provided, that, at any time the aggregate amount of Borrower’s unrestricted cash held by Borrower in Deposit Accounts maintained with Bank exceeds $10,000,000, compliance with this Section 6.7(c) shall be waived.

(d)          Equity Event. Deliver to Bank by no later than January 31, 2013, evidence satisfactory to Bank, in Bank’s sole discretion, of Borrower’s receipt of new equity investment in an amount of not less than $10,000,000 (the “Equity Event”).

6.8.          Protection and Registration of Intellectual Property Rights. Borrower shall (a) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (b) promptly advise Bank in writing of material infringements of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

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6.9.        Litigation Cooperation. From the Effective Date and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower

6.10.      Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7.          NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent.

7.1.        Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business.

7.2.        Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in the Chief Executive Officer or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower immediately prior to the first such transaction own less than 50% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction). Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3.         Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) total consideration including cash and the value of any non-cash consideration, for all such transactions does not in the aggregate exceed forty percent (40%) of Borrower’s Tangible Net Worth in any fiscal year of Borrower; (b) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; and (c) Borrower is the surviving legal entity. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4.         Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5.         Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, including, but not limited to it intellectual property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.

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7.6.         Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6.(b) hereof.

7.7.         Distributions; Investments. Borrower shall not, without Bank’s prior written consent, which consent shall not be unreasonably withheld or delayed: (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any cash dividends or make any cash distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of $100,000 per fiscal year.

7.8.         Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9.         Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10.      Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8.          EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1.         Payment Default. Borrower fails to pay any of the Obligations when due;

8.2.          Covenant Default.

(a)          If Borrower fails to perform any obligation under Sections 2.2.7, 6.2, 6.3, 6.4, 6.5, 6.7, 6.8 or 6.9 of this Agreement or violates any of the covenants contained in Section 7 of this Agreement, or

(b)          If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period). Grace periods provided under this Section 8.2(b) shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain or as set forth in clause (a) above;

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8.3.          Material Adverse Change. A Material Adverse Change occurs;

8.4           Attachment; Levy; Restraint on Business.

(a)          (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Advances shall be made during any ten (10) day cure period; or

(b)          (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5           Insolvency. (a) Borrower fails to be solvent as described under Section 5.6 of this Agreement; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Advances shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6           Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Fifty Thousand Dollars ($150,000); or (b) any default by Borrower or Guarantor, the result of which could result in a Material Adverse Change to Borrower’s or any Guarantor’s business;

8.7           Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Fifty Thousand Dollars ($150,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Advances will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8           Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9           Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the Subordination Agreement;

9.          BANK’S RIGHTS AND REMEDIES

9.1.         Rights and Remedies. When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

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(a)          Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)          Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)          Settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(d)          Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e)          Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f)          Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(g)          Place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; and

(h)          demand and receive possession of Borrower’s Books; and

(i)          exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2.          Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.4 of this Agreement or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.3.          Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

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9.4.          No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.5.          Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.6.          Default Rate. After the occurrence of an Event of Default, all Obligations shall accrue interest at the Applicable Rate plus five percent (5.0%) per annum; but in no event more than the Maximum Lawful Rate (the “Default Rate”).

10.         NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Crossroads Systems (Texas) Inc.
11000 North MoPac
Austin, Texas 78759
Attn:
Fax:
Email:

If to Bank:	Silicon Valley Bank
7000 N. MoPac Expressway, Suite 360
Austin, Texas 78731
Attn: Scott Downey
Fax: 512-794-0855
Email: sdowney@svbank.com

11.         CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Texas law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Texas; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

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TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.         GENERAL PROVISIONS

12.1.        Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms of the Warrant).

12.2.        Indemnification. BORROWER AGREES TO INDEMNIFY, DEFEND AND HOLD BANK AND ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, OR ANY OTHER PERSON AFFILIATED WITH OR REPRESENTING BANK (EACH, AN “INDEMNIFIED PERSON”) HARMLESS AGAINST: (A) ALL OBLIGATIONS, DEMANDS, CLAIMS, AND LIABILITIES (COLLECTIVELY, “CLAIMS”) CLAIMED OR ASSERTED BY ANY OTHER PARTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS; AND (B) ALL LOSSES OR EXPENSES (INCLUDING BANK EXPENSES) IN ANY WAY SUFFERED, INCURRED, OR PAID BY SUCH INDEMNIFIED PERSON AS A RESULT OF, FOLLOWING FROM, CONSEQUENTIAL TO, OR ARISING FROM TRANSACTIONS BETWEEN BANK AND BORROWER (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES), EXCEPT FOR CLAIMS AND/OR LOSSES DIRECTLY CAUSED BY SUCH INDEMNIFIED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

12.3.       Right of Set-Off. Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4.       Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5.       Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6.        Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

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12.7.        Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8.        Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9.        Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.2 of this Agreement to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10.       Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, each a “Bank Entity” and collectively, the “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Advances; (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is: (i) either in the public domain other than as a result of Bank’s breach of this section or is in Bank’s possession when disclosed to Bank; or (ii) disclosed to Bank by a third party on a nonconfidential basis if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11.       Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12.       Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13.       Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14.       Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

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12.15.    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13.         DEFINITIONS

13.1.      Definitions. In this Agreement:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is as defined in the Code and shall include, without limitation, any person liable on any Financed Receivable, such as, a guarantor of the Financed Receivable and any issuer of a letter of credit or banker’s acceptance.

“Adjustments” are all discounts allowances, returns, recoveries, disputes, claims of any kind (including, without limitation, counterclaims or warranty claims), offsets, defenses, rights of recoupment, rights of return, or short payments, asserted by or on behalf of any Account Debtor for any Financed Receivable.

“Advance” is a Streamline Advance or Non-Streamline Advance.

“Advance Rate” is for all Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor, or such other percentage as Bank establishes under Section 2.1.1.

“Advance Request and Invoice Transmittal” is the form attached hereto as Exhibit C signed by a Responsible Officer, and which (a) shows (i) the Eligible Accounts which Borrower requests Bank to finance if such request is for a Non-Streamline Advance, and (ii) the aggregate Eligible Accounts in the Borrowing Base if such request is for a Streamline Advance, and, in each case, for each such Account, includes the Account Debtor’s name, address, invoice amount, invoice date and invoice number, and (b) if Borrower is in a Streamline Period, specifies whether such request is for a Streamline Advance or a Non-Streamline Advance.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble of this Agreement.

“Applicable Rate” is (a) during any Streamline Period, a per annum rate equal to the Prime Rate plus one quarter percent (0.25%), and (b) during any Non-Streamline Period, a per annum rate equal to the Prime Rate plus two and ninety-five hundredths percent (2.95%).

“Availability Amount” is (a) the lesser of (i) the Streamline Facility Amount or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

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“Borrowing Base” is the sum of eighty percent (80%) of Eligible Accounts as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, that, at any time the sum of Borrower’s unrestricted cash and Cash Equivalents, and the amount of Borrower’s marketable securities held by Bank or an Affiliate of Bank, exceeds $5,000,000, the amount of the Borrowing Base shall be increased by $1,000,000. Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit E.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Texas; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Texas, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collections” are all funds received by Bank from or on behalf of an Account Debtor for Accounts.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is attached as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

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“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Collateral Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance or any other extension of credit by Bank for Borrower’s benefit.

“Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

“Default Rate” is defined in Section 9.6.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account maintained with Bank, account number 3300050395.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3 of this Agreement, have been, at the option of Bank, confirmed in accordance with Section 2.1.1(b)(iv) of this Agreement, and are due and owing from Account Debtors deemed creditworthy by Bank in its good faith business judgment. Without limiting the fact that the determination of which Accounts are eligible hereunder is a matter of Bank discretion in each instance, Eligible Accounts shall not include the following Accounts (which listing may be amended or changed in Bank’s discretion with notice to Borrower):

(a)          Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b)          Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c)          Accounts owing from an Account Debtor which does not have its principal place of business in the United States unless otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;

(d)          Accounts billed and/or payable outside of the United States unless otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;

(e)          Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

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(f)          Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(g)          Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(h)          Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(i)          Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(j)          Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(k)          Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(l)          Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(m)          Accounts for which the Account Debtor has not been invoiced;

(n)          Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(o)          Accounts subject to chargebacks or other payment deductions taken by an Account Debtor;

(p)          Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(q)          Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(r)          Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(s)          Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices; and

(t)          During any Streamline Period, Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%), for the amounts that exceed that percentage, except for Hewlett Packard, IBM, ADIC, Storagetek, Soecltron and EMC, for which such percentage is forty percent (40%) for the amounts that exceed that percentage.

“Equity Event” is defined in Section 6.7(d).

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“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Events of Default” are set forth in Article 8.

“Facility Fee” is defined in Section 2.2.2.

“Finance Charges” is defined in Section 2.2.4.

“Financed Receivables” are all those Eligible Accounts and Eligible Foreign Accounts, including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1 and Section 2.1.2. A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

“Financed Receivable Balance” is the total outstanding gross face amount, at any time, of any Financed Receivable.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2 of this Agreement.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)          its Copyrights, Trademarks and Patents;

(b)          any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)          any and all source code;

(d)          any and all design rights which may be available to a Borrower;

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(e)          any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)          all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” is, at any time, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents held at such time by Borrower in Deposit Accounts or Securities Accounts maintained with Bank or its Affiliates, and (b) the Availability Amount.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Subordination Agreement, the SVB Control Agreement, the Borrowing Resolutions, any note, or notes or guaranties executed by Borrower and/or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Lockbox” is defined in Section 2.2.7 of this Agreement.

“Maximum Lawful Rate” is the maximum rate of interest and the term “Maximum Lawful Amount” means the maximum amount of interest that is permissible under applicable state of federal laws for the type of loan evidenced by the Loan Documents. If the Maximum Lawful Rate is increased by statute of other governmental action after the Effective Date, then the new Maximum Lawful Rate will be applicable to the payments from the date of the effective date of the rate change, unless otherwise prohibited by law.

“Material Adverse Change” is: (i) A material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (iii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iv) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Maturity Date” is December 26, 2013.

“Net Cash” is, on any date, the difference of (a) the sum of Borrower’s unrestricted cash and Cash Equivalents, and the amount of Borrower’s marketable securities held by Bank or an Affiliate of Bank, minus (b) the outstanding balance of the Obligations.

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“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Non-Streamline Facility Amount” is Twelve Million Five Hundred Thousand Dollars ($5,000,000).

“Non-Streamline Period” is any time during which Borrower’s Net Cash is less than or equal to Two Million Dollars ($2,000,000).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is a certain Perfection Certificate completed and delivered by Borrower to Bank in connection with this Agreement.

“Permitted Indebtedness” is:

(a)          Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)          Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c)          Subordinated Debt;

(d)          unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)          Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)          Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder; and

(g)          extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)          Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate (but specifically excluding any future Investments in any Subsidiaries unless otherwise permitted hereunder);

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(b)          Investments consisting of Cash Equivalents;

(c)          Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)          Investments consisting of deposit accounts in which Bank has a first priority perfected security interest;

(e)          Investments accepted in connection with Transfers permitted by Section 7.1 of this Agreement;

(f)          Investments (i) by Borrower in Subsidiaries not to exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate in any fiscal year and (ii) by Subsidiaries in other Subsidiaries not to exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate in any fiscal year or in Borrower;

(g)          Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(i)          Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary.

“Permitted Liens” are:

(a)          Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)          Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)          purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)          Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)          Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)          Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

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(g)          leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)          non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business; and

(i)          Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7 of this Agreement.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the prime rate of interest published on a daily basis from time to time in The Wall Street Journal.

“Reconciliation Day” is the last calendar day of each month.

“Reconciliation Period” is each calendar month.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.

“Schedule” is the schedule of exceptions annexed hereto.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Streamline Facility Amount” is Four Million Dollars ($4,000,000).

“Streamline Period” is any time during which Borrower’s Net Cash is greater than Two Million Dollars ($2,000,000).

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

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“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“SVB Control Agreement” is that certain Securities Account Control Agreement by and among SVB Securities SVB Asset Management, Penson Financial Services, Inc., Borrower, and Bank of even date herewith.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, Patents, Trademarks, Copyrights, and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities, plus (c) Subordinated Debt to which no payments are being made.

“Term Loan” is a term loan in an aggregate amount not to exceed Three Million Dollars ($3,000,000) outstanding at any time.

“Term Loan Advance” is each advance of the Term Loan made pursuant to the terms of the Existing Loan Agreement.

“Term Loan Maturity Date” is for each Term Loan Advance, a date thirty-six (36) months after such Term Loan Advance but no later than April 1, 2015.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1 of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under the laws of the State of Texas as of the date first above written.

BORROWER:

CROSSROADS SYSTEMS (TEXAS), INC.,
a Texas corporation

By	/s/ Rob Sims
Name:	Rob Sims
Title:	CEO

BANK:

SILICON VALLEY BANK

By	/s/ Scott Downey
Name:	Scott Downey
Title:	Vice President

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EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

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EXHIBIT B

SILICON VALLEY BANK

SPECIALTY FINANCE DIVISION

Compliance Certificate

I, as authorized officer of Crossroads Systems (Texas), Inc. (“Borrower”) certify under the Fourth Amended and Restated Loan and Security Agreement (the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account.

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Advance Request and Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Advance Request and Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

It reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

It has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects.

2

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

All representations and warranties in the Agreement are true and correct in all material respects on this date, and the Borrower represents that there is no existing Event of Default.

Streamline Facility Eligibility

	Required	Actual	Eligible

Minimum Net Cash	>$2,000,000	$_____	Yes No

Performance Pricing

	Required	Applicable Rate	Applies

Minimum Net Cash	$_____ (actual)

1. Minimum Net Cash	>$2,000,000	Prime + .25%	Yes No
2. Minimum Net Cash	<$2,000,000	Prime + 2.95%	Yes No

Financial Covenants

	Required	Actual	Complies

1. Quick ratio	1.40:1.0	___:1.0	Yes No
2. Liquidity (until Equity Event)	1.40:1.0	___:1.0	Yes No
3. Performance to Plan	>80% of Plan	___%	Yes No

Sincerely,

Signature

Title

Date

3

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.           Quick Ratio (Section 6.7(a))

Required:	Maintain at all times from January 31, 2013 and thereafter, to be tested as of the last day of each month, a ratio of unrestricted cash and Cash Equivalents with Bank, plus unrestricted short and long-term investments, plus Accounts divided by Current Liabilities, plus the long term portion of the Term Loan, minus any Deferred Revenue which may be classified as a Current Liability of at least 1.40 to 1.00

Actual:

A.	Aggregate value of the unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries	$

B.	Aggregate value of unrestricted short and long-term investments	$

C.	Aggregate value of the net billed accounts receivable of Borrower and its Subsidiaries	$

D.	Quick Assets (the sum of lines A through C)	$

E.	Aggregate value of Obligations to Bank	$

F.	Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and not otherwise reflected in line E above that matures within one (1) year	$

G.	Long Term Portion of the Term Loan	$

H.	Deferred Revenue	$

I.	Adjusted Current Liabilities (the sum of lines E and F and G, minus line H)	$

J.	Quick Ratio (line D divided by line I)

Is line H equal to or greater than ___:1:00?

No, not in compliance	Yes, in compliance

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II.          Liquidity Coverage (Section 6.7 (b))

Required:	Maintain at all times from the date hereof until the occurrence of the Equity Event, as tested as of the last day of the month, a ratio of Liquidity to the outstanding balance of the Term Loan of not less than 1.40:1.00.

Actual:

A.	Unrestricted cash and Cash Equivalents held at such time by Borrower in Deposit Accounts or Securities Accounts maintained with Bank or its Affiliates	$

B.	Availability Amount	$

C.	Liquidity (line A plus line B)	$

D.	Outstanding balance of the Term Loan	$

E.	Liquidity Coverage (line C divided by line D)

Is line E equal to or greater than 1.401:00?

No, not in compliance	Yes, in compliance

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III.         Performance to Plan (Section 6.7(c))

Required:	Maintain as of the last day of each month, as tested for the three (3) month period then ending, revenue and Net Income for such three (3) month period shall not vary by more than twenty percent (20%) from Borrower’s projected performance for such three (3) month period as outlined in Borrower’s most recently submitted and approved business plan; provided, that, at any time the aggregate amount of Borrower’s unrestricted cash held by Borrower in Deposit Accounts maintained with Bank exceeds $10,000,000, compliance with this Section 6.7(c) shall be waived

Threshold:

Amount of Borrower’s unrestricted cash held by Borrower in Deposit Accounts maintained with Bank	$

Is the amount of Borrower’s unrestricted cash held by Borrower in Deposit Accounts maintained with Bank in excess of $10,000,000?

No, proceed to covenant calculation	Yes, covenant does not apply

Actual:

A.	Revenue and Net Income for month then ending	$

B.	Revenue and Net Income for month prior to line A	$

C.	Revenue and Net Income for month prior to line B	$

D.	Aggregate Revenue and Net Income (sum of lines A plus B plus C)	$

E.	Projected Revenue for the three (3) month period then ending	$

F.	Performance to Plan (line E divided by line D)		%

Is line F at least 80%?

No, not in compliance	Yes, in compliance

6

EXHIBIT C

Advance Request and Invoice Transmittal

7

EXHIBIT D

Borrowing Base Certificate

8

EXHIBIT E

CORPORATE BORROWING CERTIFICATE